Exhibit 10.4

LOAN SOURCING AND OTHER SERVICES AGREEMENT

This LOAN SOURCING AND OTHER SERVICES AGREEMENT (“Agreement”) is made effective as of September 5, 2025 (the “Effective Date”) by and among Remora Capital Management, LLC (“RCM”), Remora Capital Corporation (the “Fund”) and Eldridge Credit Advisers, LLC (the “Service Provider”).

RECITALS

A.	RCM has been retained by the Fund to provide investment advisory services to the Fund.

B.	The Fund seeks to invest primarily in high-quality, senior secured loans (“Loan Assets”) to middle-market companies with headquarters in the United States and Canada.

C.	The Service Provider and its affiliates are engaged in the identification and sourcing, of investments in Loan Assets (the portion of such Loan Assets made available to the Fund pursuant to Section 2 below, being the “Investment Opportunities”) that will generally be sourced or originated by the Service Provider or other vehicles managed and controlled by the Service Provider.

D.	RCM believes that many of the Investment Opportunities will be attractive to the Fund, and has determined that it is in its interest to enter into an arrangement whereby the Service Provider make available Investment Opportunities for RCM’s evaluation in accordance with RCM’s provision of advisory services to the Fund, and the Service Provider is willing to make available for sale such Investment Opportunities to the Fund at the request of RCM for such purposes, all in accordance with the terms and conditions of this Agreement.

AGREEMENT

In consideration of the above recitals and the promises set forth in this Agreement, the parties agree as follows:

1.	APPOINTMENT

RCM hereby appoints and designates the Service Provider to provide the services described in Section 2 of this Agreement (the “Loan Sourcing and Other Services”) during the Term (as defined below) in accordance with the terms of this Agreement. The Service Provider hereby accepts such appointment and agrees to provide the Loan Sourcing and Other Services in accordance with the terms of this Agreement in exchange for the compensation provided herein.

2.	AUTHORITIES AND OBLIGATIONS OF THE Service Provider

(a) During the Term, RCM will have full and absolute discretion over the purchase of an Investment Opportunity by, and allocation of an Investment Opportunity to, and any sale of an Approved Investment (as defined below) by, the Fund in accordance with RCM’s provision of advisory services to the Fund.

(b) The Service Provider may, but shall not be obligated to, from time to time and in its sole discretion, make available for RCM’s evaluation and the Fund’s participation in or purchase of certain Investment Opportunities. RCM shall, in its sole discretion, determine if the Fund should participate in, or purchase all or a portion of, such proposed Investment Opportunity (any such Investment Opportunity, an “Approved Investment”). For the avoidance of doubt, RCM will retain all investment decision making and authority with respect to any Investment Opportunity and Approved Investment and the Service Provider shall have no investment discretion or authority with respect to any investment made by the Fund.

(c) The Service Provider, subject in all respect to the Service Provider’s compliance with applicable law or contractual commitments, and to the terms and subject to the conditions of this Agreement:

(i) may, but shall not be obligated to, in its sole discretion identify and offer Investment Opportunities to RCM with respect to the Fund from time to time;

(ii) shall use commercially reasonable efforts to facilitate RCM getting access to information that is in the possession of the Service Provider with respect to each Investment Opportunity presented to RCM in connection with the Fund’s evaluation of any such Investment Opportunities, including but not limited to: (A) basic obligor and investment information, (B) access to data rooms related to the Investment Opportunity, (C) loan documentation (including principal credit or loan agreements and other principal documentation, together with all amendments, waivers and modifications thereof) and loan files, and (D) offering materials, lender presentations, third party due diligence and other reports evaluated by or provided to the Service Provider, or by the Service Provider to all other lenders, or any of its affiliates in connection with the evaluation or completion of such Investment Opportunities; provided however, any such materials provided by the Service Provider to RCM shall not include any recommendation or other similar evaluation of such Investment Opportunity; provided further that, the access and information sharing described above may be subject to confidentiality or other restrictions in favor of third parties and, as a result, may be conditioned upon RCM executing a confidentiality agreement, non-reliance letter or other agreement as may be required by such third parties;

(iii) shall, upon the request of RCM, use commercially reasonable efforts to provide all available documentation and facilitate the purchase of the applicable Approved Investment by the Fund, including but not limited to: (A) arranging for the preparation and delivery of credit agreements, or loan assignments as applicable, and other related documentation and information necessary to acquire or transfer ownership of such Approved Investment to the Fund, (B) providing such information as is necessary for the funding of the purchase price of such Approved Investment and the payment of principal, interest and other amounts due to the Funds in respect of such Approved Investment, and (C) arranging for RCM to have access to any email distributions to lenders, electronic portals or reporting services through which financial reporting or other information and records related to such Approved Investment are provided to lenders by or on behalf of the administrative agent (or person performing similar functions) in respect of such Approved Investment;

(iv) shall reasonably cooperate with RCM and the Fund’s lenders and/or other service providers and supply information reasonably available to the Service Provider in form and scope related to each Approved Investment as is necessary to enable RCM or such lenders and/or other service providers to perform their duties in accordance with the applicable agreements, including without limitation supplying loan portfolio information as required by the Fund’s leverage provider(s) and assisting with the valuation and pricing of Approved Investments as reasonably requested by RCM, including without limitation (A) results of internally prepared quarterly valuations of Approved Investments including relevant supporting materials, exhibits, and supplements thereto, in an editable format such as Microsoft Excel, used to perform such valuations by Service Provider which the Service Provider may adjust from time to time; (B) customary loan tape information, on at least a monthly basis, for each Approved Investment or as reasonably requested by RCM or the Fund or their financing sources; and (C) portfolio management information related to each Approved Investment as reasonably requested by RCM and available to Service Provider within its portfolio management software and systems; provided, in each case, that the Service Provider is not contractually restricted from providing such information;

(v) shall use commercially reasonable efforts to make available to RCM appropriate personnel of the Service Provider to discuss services provided pursuant to the terms of this Agreement at least quarterly at mutually agreed upon times; and

(vi) shall take all such other actions as the Service Provider may reasonably deem necessary or appropriate in connection with the performance of its obligations hereunder.

(d) For the avoidance of doubt and notwithstanding anything to the contrary herein, the Service Provider shall not:

(i) have custody of the assets of the Fund;

(ii) have any authority to instruct that any assets be acquired by the Fund or that any of the assets of the Fund be sold, transferred or otherwise disposed of by the Fund;

(iii) provide any investment advice, recommendations or other investment analysis to RCM or the Fund or otherwise act as an investment adviser to the Fund; or

(iv) be obligated to perform any of the foregoing services described in clauses (a) through (c) above if doing so would, or would reasonably be expected to, violate any confidentiality obligations or other legal, regulatory or contractual restrictions applicable to the Service Provider.

3.	REPRESENTATIONS AND WARRANTIES

(a) Representations and Warranties of RCM. RCM hereby represents and warrants to the Service Provider that, for itself and on behalf of the Fund:

(i) Each of RCM and the Fund have been duly formed and are validly existing in good standing under the laws of the State of Delaware and the State of Maryland, respectively, with, as applicable, full power and authority to enter into this Agreement and perform any obligations under this Agreement.

(ii) This Agreement has been duly and validly executed and delivered by RCM and constitutes a valid and binding agreement of RCM, enforceable against it in accordance with its terms.

(iii) Entry into this Agreement will not breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which RCM or the Fund are a party or by which it is bound that would materially limit or affect the performance of any duties under this Agreement.

(iv) There is no litigation, investigation or other proceeding pending or, to the knowledge of RCM, threatened against RCM, the Fund or any of their affiliates which would reasonably be expected to materially adversely affect the ability of RCM to perform its obligations hereunder.

(v) RCM is registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

(vi) RCM maintains policies and procedures with respect to conflicts clearance, confidentiality of information (including material non-public information) and trading restrictions that are, in each case, customary and reasonable for direct lenders, commitment parties or arrangers of private credit transactions.

(vii) RCM has such knowledge and experience in financial and business matters that RCM is capable of evaluating the merits and risks of the terms and conditions of this Agreement including, without limitation, the Investment Opportunities, and understands that there are certain risks inherent in each Investment Opportunity and such risks could result in the loss of the entire amount invested.

(viii) It understands and agrees that (A) no Investment Opportunity will have taken into account the particular needs of RCM or any of its affiliates, (B) the Service Provider will not have a duty of suitability with respect to any Investment Opportunity, (C) it is solely the duty of RCM to weigh the particular needs of the Fund and determine whether or not an Investment Opportunity is appropriate and (D) the investment decision to cause the Fund to invest in an Investment Opportunity will have been made exclusively by RCM.

(ix) To the extent of their knowledge, the funds used for investment in any Approved Investment were not and will not be directly or indirectly derived from activities that would violate any anti-money laundering law or regulation.

(b) Representations and Warranties of the Service Provider. The Service Provider hereby represents and warrants to RCM that:

(i) The Service Provider has been duly formed and is validly existing in good standing as a limited liability company under the laws of the State of Delaware with full power and authority to enter into this Agreement and perform its obligations under this Agreement.

(ii) This Agreement has been duly and validly executed and delivered by the Service Provider and constitutes a valid and binding agreement of the Service Provider, enforceable against it in accordance with its terms.

(iii) Entry into this Agreement will not, to the knowledge of the Service Provider, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which the Service Provider is a party or by which it is bound that would materially limit or affect the performance of its duties under this Agreement.

(iv) There is no litigation, investigation or other proceeding pending or, to the knowledge of the Service Provider, threatened against the Service Provider or any of its affiliates which would reasonably be expected to materially adversely affect the ability of the Service Provider to perform its obligations hereunder.

(v) The Service Provider maintains policies and procedures with respect to conflicts clearance, confidentiality of information (including material non-public information) and trading restrictions that are, in each case, customary and reasonable for direct lenders, commitment parties or arrangers of private credit transactions.

(c) No Representations and Warranties in Connection with Any Investment Opportunities or Financing Investments; Non-Reliance. In connection with any Investment Opportunity that is presented by the Service Provider to the Fund pursuant to this Agreement, the Service Provider makes no (and shall be deemed not to make) representation or warranty (whether express or implied, written or oral) of any kind whatsoever nor assumes any responsibility, duty (fiduciary or otherwise) or obligation to RCM, the Fund, or any of their respective affiliates with respect to (i) any statements, warranties or representations made by the underlying investment vehicle, portfolio company or portfolio companies, in connection with such Investment Opportunity (each, an “Underlying Portfolio Company”) or in connection with the information provided pursuant to Section 2, engagement letter, commitment documentation or definitive documentation with respect to such Investment Opportunity or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any such documentation or any other instrument, or other document furnished pursuant thereto or in respect thereof, (ii) the creation, perfection or priority of any lien purported to be created by the definitive documents or the value or the sufficiency of any collateral in respect to the related Investment Opportunity, (iii) the financial condition of the Underlying Portfolio Company (or any guarantor) or the performance or observance by the Underlying Portfolio Company (and any guarantors) of (A) any of their respective obligations under the engagement letter, commitment documentation and/or the definitive documentation with respect to such Investment Opportunity or (B) any other instrument, contract, certificate or other document furnished pursuant thereto or in respect thereof, or (iv) the financial information or projections (or any component thereof or data with respect thereto) or completeness thereof with respect to the Underlying Portfolio Company or the calculation or modeling thereof (it being understood and agreed by RCM that such financial information and projections and any calculation or modeling thereof shall have been prepared by or on behalf of the Underlying Portfolio Company without the participation of the Service Provider and that RCM and its affiliates are themselves responsible for conducting due diligence on any such information or projections, or calculation or modeling thereof and further that any such projections are subject to significant uncertainties and contingencies, which are beyond the control or responsibility of the Service Provider, that no assurance can be given, or is given, that any such projections have been, or will be, realized, and that actual financial results may differ significantly from the applicable projections and that such differences may be material). RCM represents to the Service Provider, on behalf of itself and each of its affiliates with whom it shares information provided hereunder, that: (i) it is acting for its own account and it has made its own independent decisions in the entry into this Agreement and will make its own independent decisions as to whether each Investment Opportunity is appropriate or proper for it or the Fund, based upon its own judgement and upon advice from such advisers as it has deemed necessary; (ii) it is not relying on any communication (written or oral), including, without limitation, the information provided pursuant to Section 2 or other information provided by the Service Provider hereunder, from the Service Provider as advice or as a recommendation to enter into such Investment Opportunity or for any other purpose, it being understood that information and explanations related to the terms and conditions thereof shall not be considered advice or a recommendation to enter into such Investment Opportunity; (iii) no communication (written or oral) received from the Service Provider shall be deemed to be an assurance or guarantee as to the expected results of such Investment Opportunity; and (iv) it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of such Investment Opportunity and it is also capable of assuming, and assumes, the risks of such Investment Opportunity. RCM and the Fund hereby (a) acknowledge that, in performing its obligations hereunder, the Service Provider is not acting as an advisor to RCM or the Fund, including, without limitation, as to investment, financial, legal, tax, accounting or actuarial matters or regulatory matters in any jurisdiction and (b) agrees that it shall consult with its own advisors concerning such matters and shall be solely responsible for making its own independent investigation, analysis and appraisal of the transactions contemplated by this Agreement and the Service Provider shall have no responsibility or liability to any of them in respect thereof.

4.	RECORDS

The Service Provider agrees that, subject in all respect to the Service Provider’s compliance with applicable law or contractual commitments: (a) it shall maintain reasonable records pertaining to this Agreement as reasonably requested by RCM, and (b) the Service Provider will make available promptly to RCM copies of any such records upon RCM’s written request, provided that the Service Provider may also maintain copies of such records to comply with its record keeping obligations under applicable law, rule or practice governing licensed professionals, or any internal compliance policy (including bona fide internal document retention policies) or procedure relating to the safeguarding, archival or backup storage of data.

5.	COMPENSATION

(a) As compensation for the services provided by the Service Provider hereunder, the Fund shall pay the Service Provider, in arrears, a quarterly fee (the “Service Provider Fee”) equal to the Annual Applicable Rate of Aggregate Investment Value, each as defined below, computed by the Service Provider for each day during the applicable calendar quarter. “Aggregate Investment Value” means, as of any particular date, the aggregate value of all Approved Investments held by the Fund as of such date based on the most current valuation; provided that the value of any particular Approved Investment shall not exceed the outstanding principal balance of such Approved Investment as of such date. “Applicable Annual Rate” means 0.80% per annum. For the avoidance of doubt, all Loan Assets that were previously sourced and managed by the Service Provider or its affiliates or predecessors and held by the Fund or its predecessors shall constitute Approved Investments for the purposes of this Agreement.

(b) The Service Provider shall submit to RCM a statement showing the Service Provider Fee calculation for such calendar quarter (the “Service Provider Fee Statement”) within thirty (30) days following the end of such calendar quarter. If RCM disagrees with such calculation, it shall notify the Service Provider in writing within seven (7) days of receipt of the Service Provider Fee Statement. If RCM has not provided the Service Provider with written notice of any disagreement related to the Service Provider Fee Statement, the Fund shall remit payment of the Service Provider Fee to the Service Provider within fifteen (15) days following receipt of the Service Provider Fee Statement.

(c) The Service Provider shall be solely responsible for its own operating expenses incurred in connection with providing the Loan Sourcing and Other Services hereunder.

(d) RCM, the Fund and the Service Provider recognize and agree that the Service Provider Fee is for Loan Sourcing and Other Services only and payments of the Service Provider Fee (a) do not constitute payment in any manner for investment advisory services, and (b) are not otherwise related to investment advisory services.

6.	TERM

The term of this Agreement shall continue until terminated in accordance with Section 8 (the “Term”).

7.	ASSIGNMENT

No assignment (as that term is defined in the Advisers Act) of this Agreement by any party hereto may be made without consent of the other party hereto, and any such assignment made without such consent shall be null and void for all purposes; provided that, notwithstanding the foregoing, the parties may assign this Agreement to their respective affiliates without any prior consent of the other party hereto.

8.	TERMINATION OF AGREEMENT

(a) This Agreement shall terminate on the earliest to occur of (i) any party’s decision to terminate this Agreement upon not less than ninety (90) days’ written notice to the other party, (ii) the termination of RCM as the investment adviser of the Fund, or (iii) the date on which a party terminates this Agreement for Cause (as defined below) (the “Termination Date”); provided that all rights and obligations with respect to any earned, but unpaid, Service Provider Fees with respect to any period prior to and ending on the Termination Date shall survive the termination of this Agreement (subject to clause (d) below).

(b) As used in this Agreement, “Cause” with respect to any party, means a finding (after any applicable cure period) by any arbitrator or court of competent jurisdiction, in a final, non-appealable order, that (i) such party has materially breached this Agreement and such material breach has continued for a period of thirty (30) days after receipt by such party (i.e., the breaching party) of written notice thereof from the other party (i.e., the non-breaching party) specifying such breach and requesting that the same be remedied to the non-breaching party’s reasonable satisfaction in such thirty (30)-day period, or (ii) an action taken or omitted to be taken by such party in connection with this Agreement constitutes willful misconduct or gross negligence that results in material harm to the other party and such willful misconduct or gross negligence has not been cured within a period of thirty (30) days after receipt by such party (i.e., the offending party) of written notice thereof from the other party (i.e., the non-offending party) specifying such willful misconduct or gross negligence, and requesting that the same be remedied to the non-offending party’s reasonable satisfaction in such thirty (30)-day period.

(c) Within thirty (30) days of the Termination Date, except to the extent inconsistent with applicable law or unless otherwise provided by this Agreement, the Service Provider shall deliver to RCM copies of all records of the Service Provider in respect of the Approved Investments, provided that the Service Provider may also maintain copies of such records to comply with its record keeping obligations under applicable law, rule or practice governing licensed professionals, or any internal compliance policy (including bona fide internal document retention policies) or procedure relating to the safeguarding, archival or backup storage of data.

(d) If this Agreement is terminated pursuant to Section 8 the Service Provider shall continue to be entitled to receive, and the Fund shall continue to pay, the Service Provider Fees with respect to any Approved Investment that is held by the Fund as of the Termination Date, determined in accordance with Section 5.

(e) For the avoidance of doubt, the rights of the Fund to receive and cause the delivery to RCM of any information under the applicable Approved Investment documents and agreements, including without limitation, any Approved Investments in which the Service Provider or any of its affiliates acts in any agency capacity, will not be affected by the termination of this Agreement until the Fund is no longer entitled to receive such information under such Approved Investment documents.

9.	PURCHASE RIGHTS

(a) If this Agreement is terminated by RCM pursuant to Section 8(a)(i) or Section 8(a)(ii), then the Service Provider (either directly and/or through its affiliates, controlled funds, client accounts, other third parties or any combination of the foregoing) may elect to purchase from the Fund, subject to compliance with any applicable credit agreement documentation, all Approved Investments held by the Fund for an aggregate purchase price equal to the Fair Value of the Approved Investments (determined by a nationally recognized and reputable independent third-party valuation firm reasonably acceptable to RCM and the Service Provider, such valuation firm, the “Appraiser”). The Fund and the Service Provider agree to each pay for 50% of the costs of such Appraiser’s valuation of the Approved Investments held by the Fund. In the event that the Service Provider elects to purchase Approved Investments held by the Fund pursuant to this Section 9(a), then RCM, the Fund and the Service Provider shall use commercially reasonable efforts to affect the settlement of such purchase and sale as promptly as possible following the determination of the Fair Value of such Approved Investments. Further, at the Service Provider’s election, RCM, the Fund and the Service Provider agree to close on a forward purchase agreement or loan participation basis with full assignments or elevations to follow as promptly as practicable after the execution of such agreement. The Service Provider shall continue to provide services in accordance with Section 2 and be paid fees in accordance with Section 4 in respect of any Approved Investment until completion of the purchase of such Approved Investments by the Service Provider.

(b) For purposes of this Agreement, “Fair Value” shall mean the fair value, on an arm’s-length basis between a willing buyer and a willing seller, of an Approved Investment as of the valuation date, determined (A) in accordance with the customary valuation methodology employed by the Appraiser for comparable middle-market loans, and (B) net of accrued and unpaid interest (which shall be prorated to, but excluding, the closing of the purchase of such Approved Investments). The Appraiser shall complete its determination promptly and, in any event, no later than forty-five (45) calendar days following the date of its engagement, shall deliver a written report thereof to the Service Provider and RCM promptly upon completion. In the event that either party disagrees with the Fair Value provided by the Appraiser, such party may, at its own expense, engage a new third-party valuation firm (the “Second Appraiser”). If the Fair Value determined by the Second Appraiser (the “Second Fair Value”) differs either positively or negatively from the Fair Value determined by the Appraiser (the “First Fair Value”) by less than 10%, then the Fair Value for purposes of this Agreement shall be the average of the First Fair Value and the Second Fair Value. If the Second Fair Value differs from the First Fair Value either positively or negatively by more than 10%, then RCM, the Fund and the Service Provider agree to work together in good faith to select a third appraiser (the “Third Appraiser”) who will be directed to select a Fair Value within the range of the First Fair Value and the Second Fair Value. The Fund and the Service Provider agree to each pay for 50% of the costs of such Third Appraiser’s valuation of the Approved Investments held by the Fund.

10.	CONFIDENTIALITY; USE OF NAME AND LOGO

(a) All information regarding operations and investments of the Fund, the Service Provider and the Approved Investments shall be regarded as confidential by the parties, as applicable, and shall be kept in strict confidence by the parties both before and after the termination of the Agreement, except as may be required by applicable law. The parties hereto agree that irreparable damage may occur if the provisions of this Section 10 were breached. It is accordingly agreed that a disclosing party shall be entitled to seek an injunction or injunctions to prevent breaches of this Section 10 and seek to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which it is entitled at law or in equity.

(b) Except as expressly approved by the Service Provider, RCM, the Fund, any related investment vehicles, and their affiliates, managers, and representatives (collectively, the “RCM Parties”) shall not, without the Service Provider’s prior written consent, use, reproduce, display, or distribute in any materials (including marketing, offering, diligence, or reporting materials) (i) the name “Eldridge,” any related trade name, trademark, logo, or similar designation (the “Eldridge Marks”), or (ii) any description of the Service Provider’s engagement hereunder or role in connection with any loan acquired or to be acquired by any RCM Parties, including, without limitation, the Fund. Any such materials containing an Eldridge Mark or reference to the Service Provider or its services must be submitted to the Service Provider for written approval at least five (5) business days (or such shorter period as the Service Provider may agree) before use, and may not be used without such approval (which approval shall not be unreasonably withheld), provided that any such approval shall apply to substantially similar uses. The Service Provider’s approval of a specific use (including, for the avoidance of doubt, substantially similar uses) does not waive these requirements for future uses that are substantially different than any approved use. Routine investor correspondence reporting aggregate portfolio statistics that do not identify the Service Provider or its role, and internal communications not disseminated externally, do not require the Service Provider’s consent. Nothing herein restricts disclosures regarding Eldridge or the Eldridge Marks that are required by law or regulation, provided the RCM Party gives Eldridge prompt notice (to the extent legally permitted) and limits disclosure to what is reasonably necessary. Unauthorized use or reference in violation of this Section would cause irreparable harm to the Service Provider, entitling the Service Provider to seek injunctive or other equitable relief without posting bond or proving actual damages.

11.	INDEMNIFICATION

(a) The Service Provider and its officers, directors and employees, acting in good faith shall not be liable for, and shall be reimbursed and indemnified for, all losses, damages, costs, expenses (including reasonable attorneys’ fees), liabilities, claims and demands, for any action, omission, information or recommendation in connection with this Agreement, except in the case of the Service Provider’s officer’s, director’s, or employee’s actual misconduct, gross negligence, willful violation of any applicable statute or reckless disregard for its duties in each case as determined by an arbitrator or a court of competent jurisdiction. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 11 shall not be construed so as to provide for the exculpation of the Service Provider or the indemnified party for any liability (including liability under Federal securities laws that, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 11 to the fullest extent permitted by law.

(b) The Service Provider shall reimburse and indemnify RCM for any liability, loss, damage or expense (including reasonable attorney’s fees and expenses) relating to this Agreement arising as a result of an act or omission to act by the Service Provider, or a claim of any kind which arises as a result of a breach of any of the duties, obligations or responsibilities of the Service Provider under this Agreement in each case as determined by an arbitrator or a court of competent jurisdiction; provided, however, that in the event of such a claim RCM shall cooperate with the Service Provider and shall not, except at their own expense, voluntarily make any payment, assume any liability or incur any expense. The provisions of this Section 11 shall survive any termination of this Agreement.

12.	SEVERABILITY

To the extent that any section or other portion of this Agreement is prohibited by, or is invalid under any applicable law, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is prohibited by law or otherwise invalid, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

13.	WAIVER OF BREACH

The waiver by any part of this Agreement or a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

14.	ENTIRE AGREEMENT: MODIFICATION

This Agreement supersedes any and all oral or written agreements heretofore made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof. No modification, amendment or waiver of any provision of this Agreement shall be effective unless in writing specifically referring hereto and signed by all parties hereto.

15.	GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL

This Agreement shall be governed by and construed in accordance with the laws of Delaware; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act. In the event of the institution of any action, suit or proceeding, each of the parties hereto hereby consents to the exclusive jurisdiction and venue of the courts located in the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING.

16.	SIGNATURES

This Agreement may be executed and delivered by original signature or facsimile, and in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

17.	INDEPENDENT CONTRACTOR STATUS

In rendering services for RCM, the Service Provider is at all times serving as an independent contractor. Nothing in this Agreement shall be, construed to make or render either party or any of its officers, agents, or employees an employee of, or joint venture of or with the other for any purpose whatsoever, including without limitation, participation in any of benefits or privileges given or extended by RCM to its employees. No right or authority is granted to the Service Provider or its personnel to assume or to create any obligation or responsibility express or implied, on behalf of or in the name of RCM.

18.	THIRD PARTY BENEFICIARY

Each party acknowledges and agrees that the Fund is a third-party beneficiary of the representations, warranties and covenants of this Agreement, and that the Fund is otherwise an express third party beneficiary of this Agreement, entitled to enforce the terms hereof as if it were an original party hereto.

19.	NOTICES

Any notice or other communication given under this Agreement shall be deemed to have been given if given in writing (including email or other electronic means) addressed as provided below or to the addressee at such other address as the addressee shall have specified by notice actually received by the addressor, and if either (a) actually delivered in fully legible form to such address or (b) in the case of a letter, five days shall have elapsed after the same shall have been deposited in the United States mails, with first-class postage prepaid and registered or certified.

To RCM	Daniel Mafrice
Chief Executive Officer & Managing Partner Remora Capital Partners
3200 West End Ave., Suite #500
Nashville, TN 37203
Phone:
Fax:
Email:

To Service Provider:	Elridge Credit Advisers, LLC
767 Fifth Avenue, 17th Floor
New York, NY 10153
Attn: General Counsel
Email:

20.	EXECUTION IN COUNTERPARTS

This Agreement may be executed by the parties hereto in any number of counterparts and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

21.	EXPENSES

Except as may be otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each of the parties hereto shall pay its own costs and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

22.	BINDING EFFECT

This Agreement shall be binding upon and inure to the benefit of RCM and the Service Provider. This Agreement is not intended to, and shall not, convey any rights to persons not a party to this Agreement, other than each person entitled to indemnification hereunder, and their respective successors and permitted assigns, and the Fund and RCM as the investment manager of the Fund with respect to any rights or benefits conferred thereto, each of whom shall be entitled to such rights and benefits as if such person were a signatory hereto, and the rights and benefits of such person hereunder may not be impaired without such person’s express written consent.

23.	INTERPRETATION

This Agreement is between sophisticated parties, each of which has reviewed the Agreement and is fully knowledgeable about its terms and conditions. The parties therefore agree that this Agreement shall be construed without regard to the authorship of the language and without any presumption or rule of construction in favor of either of them.

24.	HEADINGS; INTERPRETATION

Headings used herein are not a part of this Agreement and shall not affect the terms hereof. Unless the context of this Agreement otherwise requires, (a) words using the singular or plural number also include the plural or singular number, respectively; (b) the terms “hereof,” “herein,” “hereby,” “hereto,” “hereunder,” and derivative or similar words refer to this entire Agreement (including the exhibits hereto); (c) the term “ARTICLE” refers to the specified ARTICLE of this Agreement; (d) the term “Section” refers to the specified Section of this Agreement; (e) the term “party” means, either RCM or the Service Provider as the context may require; and (f) the term “including” shall be read as “including without limitation”.

25.	COUNTERPARTS

This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together shall be deemed to be one and the same instrument.

26.	SURVIVAL

The provisions of Sections 7, 9, 10, 11, 14, 15 and 22 of this Agreement shall survive the termination of this Agreement. The provisions of Section 5 hereof shall survive with respect of fees and due and payable as of the termination of this Agreement.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written.

REMORA CAPITAL MANAGEMENT, LLC

By:	/s/ Daniel Mafrice
Name:	Daniel Mafrice
Title:	Chief Executive Officer and Managing Partner

REMORA CAPITAL CORPORATION

By:	/s/ Daniel Mafrice
Name:	Daniel Mafrice
Title:	President and Chief Executive Officer

ELDRIDGE CREDIT ADVISERS, LLC

By:	/s/ Anthony D. Minella
Name:	Anthony D. Minella
Title:	Chief Executive Officer